Exhibit 99.1

FINWISE BANCORP REPORTS THIRD QUARTER 2022 RESULTS

- Net Income of $3.7 Million -

- Diluted Earnings Per Share of $0.27 -

MURRAY, UTAH, OCTOBER 26, 2022 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended September 30, 2022.

Third Quarter 2022 Highlights

•	Loan originations were $1.5 billion, compared to $2.1 billion for the quarter ended June 30, 2022 and $1.8 billion in the prior year period

•	Net interest income was $12.5 million, compared to $12.8 million for the quarter ended June 30, 2022 and $13.5 million in the prior year period

•	Net Income was $3.7 million, compared to $5.5 million for the quarter ended June 30, 2022 and $8.4 million in the prior year period

•	Diluted earnings per share (“EPS”) were $0.27 for the quarter, compared to $0.41 for the quarter ended June 30, 2022 and $0.91 for the prior year period

•	Efficiency ratio was 42.3%, compared to 52.0% for the quarter ended June 30, 2022 and 33.7% for the prior year period

•	Maintained strong returns with annualized return on average equity (ROAE) of 11.0%, compared to 17.2% in the quarter ended June 30, 2022 and 52.2% in the prior year period

•	Asset quality remained solid as there were no nonperforming loans as of September 30, 2022.

“FinWise delivered a solid third quarter even as we faced an increasingly challenging macro environment,” said Kent Landvatter, Chief Executive Officer and President of FinWise. “The FinWise team remains thoroughly focused on serving our clients while managing what we can control during the current environment – prudent underwriting, cost control, and continuing to enhance our differentiated business model in order to remain well positioned to capitalize on future growth opportunities when the environment stabilizes. We believe these factors allow us to continue to follow our path of long-term operating efficiency and profitability.”

Selected Financial Data

	For the Three Months Ended
($s in thousands, except per share amounts, annualized ratios)	9/30/2022	6/30/2022	9/30/2021
Net Income	$3,654	$5,482	$8,442
Diluted EPS	$0.27	$0.41	$0.91
Return on average assets	3.9%	5.5%	10.8%
Return on average equity	11.0%	17.2%	52.2%
Yield on loans	18.94%	18.42%	23.04%
Cost of deposits	1.16%	0.77%	0.97%
Net interest margin	14.93%	13.69%	18.31%
Efficiency Ratio (1)	42.3%	52.0%	33.7%
Tangible book value per share	$10.44	$10.13	$7.90
Tangible shareholders’ equity to tangible assets (2)	34.8%	35.7%	20.4%
Leverage Ratio (Bank under CBLR)	24.9%	21.4%	19.5%

(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total noninterest expense divided by the sum of net interest income and noninterest income. We believe this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.

(2) This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights as an intangible asset for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Net Income

Net income was $3.7 million for the third quarter of 2022, compared to $5.5 million for the second quarter of 2022, and $8.4 million for the third quarter of 2021. The decline from the previous quarter was primarily due to higher provision for income taxes, higher provision for loan losses and lower strategic program fees, partially offset by a decrease in non-interest expense. Compared to the prior year period, the decline was primarily driven by an increase in the provision for loan losses and non-interest expenses and a decrease in gain-on-sale of loans and interest income.

Net Interest Income

Net interest income was $12.5 million for the third quarter of 2022, compared to $12.8 million for the second quarter of 2022, and $13.5 million for the third quarter of 2021. The decline from both prior periods was primarily due to lower average loans held for sale balances.

Loan originations totaled $1.5 billion for the third quarter of 2022, down from $2.1 billion for the second quarter of 2022, and down from $1.8 billion for the third quarter of 2021.

Net interest margin for the third quarter of 2022 increased to 14.93% compared to 13.69% for the second quarter of 2022 and decreased compared to 18.31% for the third quarter of 2021. The increase from the previous quarter was primarily driven by an increase in variable rates on SBA 7(a) loans and a loan mix shift away from loans carrying lower yields within the strategic program held for sale portfolio.  The net interest margin decrease from the third quarter of 2021 was driven mainly by a loan mix shift toward loans carrying lower yields.

Provision for Loan Losses

The Company’s provision for loan losses was $4.5 million for the third quarter of 2022, compared to $2.9 million for the second quarter of 2022 and $3.4 million for the third quarter of 2021. Compared to the previous quarter and third quarter of 2021, the increase in provision for loan losses for the third quarter of 2022 was primarily due to higher net charge-offs and growth of unguaranteed loans held for investment.

Non-interest Income

	For the Three Months Ended
($s in thousands)	9/30/2022	6/30/2022	9/30/2021
Non-interest income:
Strategic program fees	$5,136	$6,221	$4,982
Gain on sale of loans	1,923	2,412	2,876
SBA loan servicing fees	327	342	337
Change in fair value on investment in BFG	65	(575)	266
Other miscellaneous income	72	31	14
Total non-interest income	$7,523	$8,431	$8,475

Non-interest income was $7.5 million for the third quarter of 2022, compared to $8.4 million for the second quarter of 2022 and $8.5 million for the third quarter of 2021. The decline from the previous quarter was driven primarily by lower strategic program fees due to the decline in loan origination volumes and the decline in gain on sale of loans due to a decrease in the premium received for SBA 7(a) loans sold, partially offset by a decrease in fair value of the Company’s investment in Business Funding Group, LLC (“BFG”) in the previous quarter which did not occur in the third quarter of 2022. Compared to the prior year period, the decrease was primarily due to lower gain on sale of loans due to a decrease in the premium received for SBA 7(a) loans sold and a decrease in the change in fair value of the Company’s investment in BFG.

Non-interest Expense

	For the Three Months Ended
($s in thousands)	9/30/2022	6/30/2022	9/30/2021
Non-interest expense:
Salaries and employee benefits	$5,137	$6,594	$5,930
Occupancy and equipment expenses	640	419	205
(Recovery) impairment of SBA servicing asset	(127)	1,135	-
Other operating expenses	2,819	2,871	1,263
Total non-interest expense	$8,469	$11,019	$7,398

Non-interest expense was $8.5 million for the third quarter of 2022, compared to $11.0 million for the second quarter of 2022 and $7.4 million for the third quarter of 2021. The decrease over the previous quarter was primarily due to the cessation in June 2022 of commission accruals related to the Company’s strategic lending program and an impairment on the Company’s SBA servicing asset in the previous quarter which did not occur in the third quarter of 2022. The increase compared to the third quarter of 2021 was primarily due to increased other operating expenses relating primarily to an increase in consulting fees, partially offset by the cessation in June 2022 of commission accruals related to the Company’s strategic lending program.

The Company’s efficiency ratio was 42.3% for the third quarter of 2022 as compared to 52.0% for the second quarter of 2022 and 33.7% for the third quarter of 2021.

Tax Rate

The Company’s effective tax rate was approximately 48.7% for the third quarter of 2022, compared to 24.6% for the second quarter of 2022 and 24.5% for the third quarter of 2021. During the final preparation for filing of the Company’s 2021 income tax returns an immaterial error in the calculation of the Company’s tax provision was identified that understated the income tax expense. This error was corrected during the third quarter of 2022.

Balance Sheet

The Company’s total assets were $385.6 million at September 30, 2022, an increase from $366.0 million at June 30, 2022 and an increase from $338.3 million at September 30, 2021. The increase over the prior period was mainly due to an increase in deposits utilized to fund the Company’s growth in held for investment loan portfolio and the Strategic Program held for sale loan portfolio. The increase in total assets compared to September 30, 2021 was mainly due to an increase in cash from the Company’s public stock offering, growth in deposits to fund the Company’s held for investment loan portfolio, partially offset by a decrease in deposits utilized to fund the Company’s held for sale loan portfolio.

The following table shows the loan portfolio as of the dates indicated:

	As of
	9/30/2022		6/30/2022		9/30/2021
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$127,455	49.6%	$124,477	53.6%	$125,192	50.2%
Commercial, non real estate	12,970	5.1%	7,847	3.4%	3,955	1.6%
Residential real estate	34,501	13.4%	30,965	13.3%	25,105	10.1%
Strategic Program loans	70,290	27.4%	59,066	25.5%	87,876	35.3%
Commercial real estate	6,149	2.4%	4,722	2.0%	2,357	0.9%
Consumer	5,455	2.1%	5,062	2.2%	4,729	1.9%
Total period end loans	$256,820	100.0%	$232,139	100.0%	$249,214	100.0%

Note: SBA loans as of September 30, 2022, June 30, 2022 and September 30, 2021 include $0.7 million, $0.7 million and $2.3 million in PPP loans, respectively.  SBA loans as of September 30, 2022, June 30, 2022 and September 30, 2021 include $42.6 million, $46.0 million and $59.9 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.  The held for investment balance on Strategic Programs with annual interest rates below 36% as of September 30, 2022, June 30, 2022 and September 30, 2021 was $10.2 million, $12.0 million and $9.5 million, respectively.

Total loans receivable at September 30, 2022 increased to $256.8 million from $232.1 million at June 30, 2022 and increased from $249.2 million at September 30, 2021. The increase in loans receivable compared to the amount at June 30, 2022 was due primarily to increases in strategic program held for sale loans, SBA 7(a) loan balances that are not guaranteed by the SBA, and commercial, non real estate loans. The increase in loans receivable compared to the amount at September 30, 2021 was due primarily to increases in SBA 7(a) loan balances that are not guaranteed by the SBA, residential real estate loans, and commercial, non real estate loans, partially offset by decreases in strategic program held for sale loans and SBA 7(a) loan balances that are guaranteed by the SBA.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	9/30/2022		6/30/2022		9/30/2021
($s in thousands)	Total	Percent	Total	Percent	Total	Percent
Noninterest-bearing demand deposits	$97,654	42.0%	$83,490	38.1%	$109,459	43.4%
Interest-bearing deposits:
Demand	55,152	23.6%	11,360	5.1%	5,398	2.1%
Savings	7,252	3.1%	7,462	3.4%	8,146	3.2%
Money markets	12,281	5.3%	48,273	22.0%	25,679	10.1%
Time certificates of deposit	60,499	26.0%	68,774	31.4%	104,354	41.2%
Total period end deposits	$232,838	100.0%	$219,359	100.0%	$253,036	100.0%

Total deposits at September 30, 2022 increased to $232.8 million from $219.4 million at June 30, 2022, and decreased from $253.0 million at September 30, 2021. The increase from the amount at June 30, 2022 was driven primarily by an increase in interest-bearing demand and noninterest-bearing demand deposits, partially offset by decreases in money market deposits and time certificates of deposits.  The decrease from the amount at September 30, 2021 was driven by decreases in time certificates of deposit, money market deposits, and noninterest-bearing demand deposits, partially offset by an increase in interest-bearing demand deposits.  The increase in interest-bearing demand deposits over both periods is primarily due to new HSA deposits from Lively, Inc., a technology focused Health Savings Account provider.

Total shareholders’ equity at September 30, 2022 increased $3.8 million, to $134.3 million from $130.5 million at June 30, 2022. Compared to September 30, 2021, total shareholders’ equity at September 30, 2022 increased $65.2 million from $69.1 million. The increase in shareholders’ equity over the prior quarter was mainly driven by net income for the third quarter of 2022.  The increase over the prior year period was primarily due to the Company’s initial public offering and net income.

Bank Regulatory Capital Ratios

The following table presents the leverage ratios for the Bank as of the dates indicated:

	As of			2022	2021
	9/30/2022	6/30/2022	9/30/2021	Well- Capitalized Requirement	Well- Capitalized Requirement
Leverage Ratio (Bank under CBLR)	24.9%	21.4%	19.5%	9.0%	8.5%

The Bank’s capital levels remain significantly above well-capitalized guidelines as of the end of the third quarter of 2022.

Share Repurchase Program

On August 18, 2022, the Company’s Board of Directors authorized a share repurchase program pursuant to which the Company may repurchase up to 5% of outstanding common stock as of August 16, 2022, or 644,241 shares of the Company’s common stock, through August 31, 2024. As of September 30, 2022, the Company has repurchased a total of 20,000 shares for a total of $0.2 million.

Asset Quality
The Company did not have any nonperforming loans at September 30, 2022, compared to $0.6 million or 0.3% of total loans receivable at June 30, 2022 and $0.8 million or 0.3% of total loans receivable at September 30, 2021.  As noted above, the provision for loan losses was $4.5 million for the third quarter of 2022, compared to $2.9 million for the second quarter of 2022 and $3.4 million for the third quarter of 2021. The Company’s allowance for loan losses to total loans (less PPP loans) was 4.7% at September 30, 2022 compared to 4.6% at June 30, 2022 and 3.9% at September 30, 2021.

For the third quarter of 2022, the Company’s net charge-offs were $3.1 million, compared to $2.3 million for the second quarter of 2022 and $1.0 million for the third quarter of 2021.  The increase in net charge-offs for the third quarter of 2022 compared to the second quarter of 2022 was primarily driven by higher net charge-offs related to strategic programs and charge-offs related to SBA 7(a) loan balances that are not guaranteed by the SBA that have been carried as classified assets since 2019.  The increase in net charge-offs during the third quarter of 2022 compared to the third quarter of 2021 was mainly driven by some normalization of credit losses to pre-pandemic market conditions and growth in the Company’s held for investment balances.

The following table presents a summary of changes in the allowance for loan losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	9/30/2022	6/30/2022	9/30/2021
Allowance for Loan & Lease Losses:
Beginning Balance	$10,602	$9,987	$7,239
Provision	4,457	2,913	3,367
Charge offs
SBA	(259)	(102)	(1)
Commercial, non real estate	-	-	-
Residential real estate	-	-	-
Strategic Program loans	(3,070)	(2,560)	(1,105)
Commercial real estate	-	-	-
Consumer	(4)	-	-
Recoveries
SBA	9	48	30
Commercial, non real estate	-	1	11
Residential real estate	-	-	-
Strategic Program loans	233	315	99
Commercial real estate	-	-	-
Consumer	-	-	-
Ending Balance	$11,968	$10,602	$9,640

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	9/30/2022	6/30/2022	9/30/2021
Nonperforming loans	$-	$633	$757
Nonperforming loans to total loans	0.0%	0.3%	0.3%
Net charge offs to average loans	4.7%	3.3%	1.6%
Allowance for loan losses to loans held for investment	5.6%	5.3%	5.2%
Allowance for loan losses to total loans	4.7%	4.6%	3.9%
Allowance for loan losses to total loans (less PPP loans) (1)	4.7%	4.6%	3.9%
Net charge-offs	$3,091	$2,298	$966

(1) This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure.  Allowance for loan losses to total loans (less PPP loans) is defined as the allowance for loan losses divided by total loans minus PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans.

Webcast and Conference Call Information

FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the third quarter of 2022. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website at https://services.choruscall.com/mediaframe/webcast.html?webcastid=RWKUafDT.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available on the Company’s website at https://finwisebank.gcs-web.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp

FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered non-member bank. FinWise currently operates one full-service banking location in Sandy, Utah. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts

investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) conditions relating to the Covid-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in the Company’s market areas, and the response of governmental authorities to the Covid-19 pandemic and the Company’s participation in Covid-19-related government programs such as the PPP; (b) system failure or cybersecurity breaches of the Company’s network security; (c) the success of the financial technology industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry; (d) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (e) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (f) general economic conditions, either nationally or in the Company’s market areas (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation), that impact the financial services industry and/or the Company’s business; (g) increased competition in the financial services industry, particularly from regional and national institutions and other companies that offer banking services; (h) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (i) the adequacy of the Company’s risk management framework; (j) the adequacy of the Company’s allowance for loan losses; (k) the financial soundness of other financial institutions; (l) new lines of business or new products and services; (m) changes in SBA rules, regulations and loan products, including specifically the Section 7(a) program, changes in SBA standard operating procedures or changes to the status of the Bank as an SBA Preferred Lender; (n) changes in the value of collateral securing the Company’s loans; (o) possible increases in the Company’s levels of nonperforming assets; (p) potential losses from loan defaults and nonperformance on loans; (q) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (r) the inability of small- and medium-sized businesses to whom the Company lends to weather adverse business conditions and repay loans; (s) the Company’s ability to implement aspects of its growth strategy and to sustain its historic rate of growth; (t) the Company’s ability to continue to originate, sell and retain loans, including through its Strategic Programs; (u) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (v) the Company’s ability to attract additional merchants and retain and grow its existing merchant relationships; (w) interest rate risk associated with the Company’s business, including sensitivity of its interest earning assets and interest-bearing liabilities to interest rates, and the impact to its earnings from changes in interest rates; (x) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (y) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (z) the Company’s dependence on its management team and changes in management composition; (aa) the sufficiency of the Company’s capital, including sources of capital and the extent to which it may be required to raise additional capital to meet its goals; (bb) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, the Regulatory Relief Act, capital requirements, the Bank Secrecy Act, anti-money laundering laws, predatory lending laws, and other statutes and regulations; (cc) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters; (dd) the Company’s ability to maintain a strong core deposit base or other low-cost funding sources; (ee) results of examinations of the Company by the Company’s regulators, including the possibility that its regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (ff) the Company’s involvement from time to time in legal proceedings, examinations and remedial actions by regulators; (gg) further government intervention in the U.S. financial system; (hh) the ability of the Company’s Strategic Program service providers to comply with regulatory regimes, including laws and regulations applicable to consumer credit transactions, and the Company’s ability to adequately oversee and monitor its Strategic Program service providers; (ii) the Company’s ability to maintain and grow its relationships with its Strategic Program service providers; (jj) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (kk) future equity and debt issuances; and (ll) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports on Form 10-Q and Form 8-K.

The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors.  Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice.

The foregoing factors should not be construed as exhaustive.  If one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may differ materially from its forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands; unaudited)

	As of
($s in thousands)	9/30/2022	6/30/2022	9/30/2021
ASSETS
Cash and cash equivalents
Cash and due from banks	$410	$397	$410
Interest bearing deposits	92,053	96,131	67,696
Total cash and cash equivalents	92,463	96,528	68,106
Investment securities held-to-maturity, at cost	13,925	12,463	4,414
Investment in Federal Home Loan Bank (FHLB) stock, at cost	449	449	377
Loans receivable, net	200,485	189,670	178,748
Strategic Program loans held-for-sale, at lower of cost or fair value	43,606	31,599	62,702
Premises and equipment, net	6,830	5,834	2,484
Accrued interest receivable	1,672	1,422	1,297
Deferred taxes, net	2,164	2,018	1,597
SBA servicing asset, net	5,269	4,586	4,368
Investment in Business Funding Group (BFG), at fair value	4,500	4,600	5,241
Investment in Finwise Investments, LLC	271	80	-
Operating lease right-of-use ("ROU") assets	6,691	6,935	-
Income taxes receivable, net	-	1,843	-
Other assets	7,244	7,960	8,982
Total assets	$385,569	$365,987	$338,316

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest bearing	$97,654	$83,490	$109,459
Interest bearing	135,184	135,869	143,577
Total deposits	232,838	219,359	253,036
Accrued interest payable	30	34	43
Income taxes payable, net	1,066	-	823
PPP Liquidity Facility	345	376	2,259
Operating lease liabilities	7,249	7,393	-
Other liabilities	9,756	8,288	13,017
Total liabilities	251,284	235,450	269,178

Shareholders' equity
Common stock	13	13	9
Additional paid-in-capital	55,113	55,015	18,647
Retained earnings	79,159	75,509	50,482
Total shareholders' equity	134,285	130,537	69,138
Total liabilities and shareholders' equity	$385,569	$365,987	$338,316

FINWISE BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; unaudited)

	For the Three Months Ended
($s in thousands, except per share amounts)	9/30/2022	6/30/2022	9/30/2021
Interest income
Interest and fees on loans	$12,481	$12,864	$13,726
Interest on securities	52	44	7
Other interest income	290	105	16
Total interest income	12,823	13,013	13,749

Interest expense
Interest on deposits	303	244	271
Interest on PPP Liquidity Facility	1	-	8
Total interest expense	304	244	279
Net interest income	12,519	12,769	13,470

Provision for loan losses	4,457	2,913	3,367
Net interest income after provision for loan losses	8,062	9,856	10,103

Non-interest income
Strategic Program fees	5,136	6,221	4,982
Gain on sale of loans	1,923	2,412	2,876
SBA loan servicing fees	327	342	337
Change in fair value on investment in BFG	65	(575)	266
Other miscellaneous income	72	31	14
Total non-interest income	7,523	8,431	8,475

Non-interest expense
Salaries and employee benefits	5,137	6,594	5,930
Occupancy and equipment expenses	640	419	205
(Recovery) impairment of SBA servicing asset	(127)	1,135	-
Other operating expenses	2,819	2,871	1,263
Total non-interest expense	8,469	11,019	7,398
Income before income tax expense	7,116	7,268	11,180

Provision for income taxes	3,462	1,786	2,738
Net income	$3,654	$5,482	$8,442

Earnings per share, basic	$0.28	$0.43	$0.97
Earnings per share, diluted	$0.27	$0.41	$0.91

Weighted average shares outstanding, basic	12,784,298	12,716,010	8,255,953
Weighted average shares outstanding, diluted	13,324,059	13,417,390	8,810,829
Shares outstanding at end of period	12,864,821	12,884,821	8,746,110

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($s in thousands; unaudited)

	For the Three Months Ended			For the Three Months Ended			For the Three Months Ended
	9/30/2022			6/30/2022			9/30/2021
($s in thousands, annualized ratios)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks	$59,337	290	1.95%	$82,046	105	0.51%	$54,261	16	0.12%
Investment securities	12,418	52	1.67%	11,837	44	1.49%	1,689	7	1.66%
Loans held for sale	50,516	4,533	35.89%	74,800	5,949	31.81%	65,273	6,293	38.56%
Loans held for investment	213,080	7,948	14.92%	204,501	6,915	13.53%	173,068	7,433	17.18%
Total interest earning assets	335,351	12,823	15.30%	373,184	13,013	13.95%	294,291	13,749	18.69%
Less: allowance for loan losses	(10,768)			(10,425)			(8,083)
Non-interest earning assets	32,626			32,558			18,846
Total assets	$357,209			$395,317			$305,054

Interest bearing liabilities:
Demand	$11,857	113	3.81%	$7,587	$27	1.42%	$5,007	11	0.88%
Savings	7,514	1	0.05%	7,430	1	0.05%	8,818	3	0.14%
Money market accounts	20,615	29	0.56%	29,318	21	0.29%	22,274	21	0.38%
Certificates of deposit	64,789	160	0.99%	82,870	195	0.94%	76,127	236	1.24%
Total deposits	104,775	303	1.16%	127,205	244	0.77%	112,226	271	0.97%

Other borrowings	360	1	0.35%	601	-	0.35%	9,365	8	0.34%
Total interest bearing liabilities	105,135	304	1.16%	127,806	244	0.76%	121,591	279	0.92%

Non-interest bearing deposits	102,575			120,359			107,342
Non-interest bearing liabilities	17,542			19,429			13,076
Shareholders’ equity	131,957			127,723			63,045
Total liabilities and shareholders’ equity	$357,209			$395,317			$305,054

Net interest income and interest rate spread		12,519	14.14%		$12,769	13.18%		$13,470	17.77%
Net interest margin			14.93%			13.69%			18.31%
Ratio of average interest-earning assets to average interest- bearing liabilities			318.97%			291.99%			242.03%

Note: Average PPP loans for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021 were $0.7 million, $0.9 million and $8.8 million, respectively.

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; unaudited)

	As of and for the Three Months Ended
($s in thousands, except for per share data, annualized ratios)	9/30/2022	6/30/2022	9/30/2021
Selected Loan Metrics
Amount of loans originated	$1,506,100	$2,088,843	$1,822,942
Selected Income Statement Data
Interest income	$12,823	$13,013	$13,749
Interest expense	304	244	279
Net interest income	12,519	12,769	13,470
Provision for loan losses	4,457	2,913	3,367
Net interest income after provision for loan losses	8,062	9,856	10,103
Non-interest income	7,523	8,431	8,475
Non-interest expense	8,469	11,019	7,398
Provision for income taxes	3,462	1,786	2,738
Net income	3,654	5,482	8,442
Selected Balance Sheet Data
Total Assets	$385,569	$365,987	$338,316
Cash and cash equivalents	92,463	96,528	68,106
Investment securities held-to-maturity, at cost	13,925	12,463	4,414
Loans receivable, net	200,485	189,670	178,748
Strategic Program loans held-for-sale, at lower of cost or fair value	43,606	31,599	62,702
SBA servicing asset, net	5,269	4,586	4,368
Investment in Business Funding Group, at fair value	4,500	4,600	5,241
Deposits	232,838	219,359	253,036
PPP Liquidity Facility	345	376	2,259
Total shareholders' equity	134,285	130,537	69,138
Tangible shareholders’ equity (1)	134,285	130,537	69,138
Share and Per Share Data
Earnings per share - basic	$0.28	$0.43	$0.97
Earnings per share - diluted	$0.27	$0.41	$0.91
Book value per share	$10.44	$10.13	$7.90
Tangible book value per share (1)	$10.44	$10.13	$7.90
Weighted avg outstanding shares - basic	12,784,298	12,716,010	8,255,953
Weighted avg outstanding shares - diluted	13,324,059	13,417,390	8,810,829
Shares outstanding at end of period	12,864,821	12,884,821	8,746,110
Asset Quality Ratios
Nonperforming loans to total loans	0.0%	0.3%	0.3%
Net charge offs to average loans	4.7%	3.3%	1.6%
Allowance for loan losses to loans held for investment	5.6%	5.3%	5.2%
Allowance for loan losses to total loans	4.7%	4.6%	3.9%
Allowance for loan losses to total loans (less PPP loans) (2)	4.7%	4.6%	3.9%
Capital Ratios
Total shareholders' equity to total assets	34.8%	35.7%	20.4%
Tangible shareholders’ equity to tangible assets (1)	34.8%	35.7%	20.4%
Leverage Ratio (Bank under CBLR)	24.9%	21.4%	19.5%

(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights as an intangible asset for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

(2) This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure.  Allowance for loan losses to total loans (less PPP loans) is defined as the allowance for loan losses divided by total loans minus PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans.

Reconciliation of Non-GAAP to GAAP Financial Measures

Efficiency ratio

	For Three Months Ended
($s in thousands, annualized ratios)	9/30/2022	6/30/2022	9/30/2021
Non-interest expense	$8,469	$11,019	$7,398
Net interest income	12,519	12,769	13,470
Total non-interest income	7,523	8,431	8,475
Adjusted operating revenue	$20,042	$21,200	$21,945
Efficiency ratio	42.3%	52.0%	33.7%

Allowance for loan losses to total loans (less PPP Loans)

	As of
	9/30/2022	6/30/2022	9/30/2021
($s in thousands)
Allowance for loan losses	$11,968	$10,602	$9,640
Total Loans	256,820	232,139	249,214
PPP Loans	679	734	2,303
Total Loans less PPP Loans	$256,141	$231,405	$246,911
Allowance for loan losses to total loans (less PPP Loans)	4.7%	4.6%	3.9%

Total nonperforming assets and troubled debt restructurings to total assets (less PPP loans)

	As of
	9/30/2022	6/30/2022	9/30/2021
($s in thousands)
Total Assets	$385,569	$365,987	$338,316
PPP Loans	679	734	2,303
Total Assets less PPP Loans	$384,890	$365,253	$336,013
Total nonperforming assets and troubled debt restructurings	$95	$728	$864
Total nonperforming assets and troubled debt restructurings to total assets (less PPP loans)	0.0%	0.2%	0.3%